Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cyclacel Pharmaceuticals, Inc. of our report dated March 29, 2016 relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

New York, New York
April 29, 2016